Exhibit 99.1

               WOLVERINE TUBE PREPARES FOR SHARES TO BE TRADED ON
               OTC BULLETIN BOARD FOLLOWING NYSE DELISTING ACTION

HUNTSVILLE, AL, December 26, 2006 - Wolverine Tube, Inc. (NYSE:WLV) today announced that it has been notified by the New York Stock Exchange ("NYSE") that the NYSE intends to suspend trading in Wolverine's common stock prior to the opening on January 3, 2007, and that the NYSE will thereafter initiate procedures to delist the Company's common stock. The NYSE advised Wolverine that it reached this decision because Wolverine has not satisfied the NYSE's continued listing standard requiring the Company to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $25 million. Under NYSE rules, a listed company that falls below this particular standard is not eligible to pursue the NYSE's procedures for delaying the initiation of suspension and delisting by submitting a plan to address non-compliance with the NYSE's continued listing standards.

The NYSE's application to the Securities and Exchange Commission ("SEC") to delist Wolverine's common stock is pending the completion of applicable procedures, including Wolverine's right to request a review of this determination by a Committee of the Board of Directors of the NYSE. Wolverine does not intend to request such a review of the NYSE's determination. Wolverine, however, has and intends to continue to have its common stock quoted on the OTC Bulletin Board.

Chip Manning, President and CEO commented: "We expect our equity to continue to be actively traded by and for our shareholders and we have already taken steps to facilitate the trading of our common stock on the OTC Bulletin Board. Additionally, we have been trading on the OTC Bulletin Board, as a secondary market, for some time now and our trading on the OTC Bulletin Board has historically correlated strongly with the stock price quotation on the NYSE, which has been our primary exchange. We will continue to complete our required SEC filings and disclosures, and we will continue to communicate with our shareholders as a public company."

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products.

CONTACTS:

Investors:                      Media:
Wolverine Tube, Inc.            Sard Verbinnen & Co
James E. Deason                 Denise DesChenes/Lesley Bogdanow/Jane Simmons
Senior Vice President,          (212) 687-8080
Chief Financial Officer
(256) 580-3625


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Forward Looking Statements
This press release includes forward-looking statements, made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, regarding the suspension and delisting of Wolverine's common stock from the NYSE and Wolverine's intent to seek quotation of its common stock on the OTC Bulletin Board. Such statements are based on current expectations, as well as management's beliefs and assumptions about Wolverine's business and other information currently available. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, Wolverine's ability to identify market makers and comply with applicable requirements for quotation of its common stock on the OTC Bulletin Board. Wolverine undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. A discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in Wolverine's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.